News Release

American Homes 4 Rent Reports Third Quarter 2018 Financial and Operating Results
AGOURA HILLS, Calif., Nov. 1, 2018—American Homes 4 Rent (NYSE: AMH) (the “Company”), a leading provider of high quality single-family homes for rent, today announced its financial and operating results for the quarter ended September 30, 2018.
Highlights

•	Total revenues increased 13.5% to $280.1 million for the third quarter of 2018 from $246.8 million for the third quarter of 2017.

•
Net income attributable to common shareholders totaled $15.2 million, or $0.05 income per diluted share, for the third quarter of 2018, compared to net income attributable to common shareholders of $1.5 million, or a $0.00 loss per diluted share, for the third quarter of 2017.

•
Core Funds from Operations attributable to common share and unit holders for the third quarter of 2018 was $94.6 million, or $0.27 per FFO share and unit, compared to $79.4 million, or $0.25 per FFO share and unit, for the same period in 2017, which represents an 8.0% increase on a per share and unit basis.

•
Adjusted Funds from Operations attributable to common share and unit holders for the third quarter of 2018 was $79.4 million, or $0.23 per FFO share and unit, compared to $67.1 million, or $0.21 per FFO share and unit, for the same period in 2017.

•	Core Net Operating Income ("Core NOI") margin on Same-Home properties was 63.4% for the third quarter of 2018, compared to 63.8% for the same period in 2017.

•	Core NOI after capital expenditures from Same-Home properties increased by 3.4% year-over-year for the third quarter of 2018.

•
Same-Home portfolio Average Occupied Days Percentage increased to 95.2% for the third quarter of 2018, compared to 94.1% for the third quarter of 2017, while achieving 3.4% growth in Average Monthly Realized Rent per property for the same comparable periods.

•
Entered into a $156.3 million joint venture with a leading institutional investor to create a portfolio of newly constructed single-family rental homes, which will be developed and managed by the Company, providing additional scale and institutional endorsement of the Company's growing built-for-rental strategy.

•	Issued 4,600,000 6.25% Series H perpetual preferred shares, raising gross proceeds of $115.0 million before offering costs (see "Capital Activities and Balance Sheet").

“Macro fundamentals of the single-family rental sector remain robust and our expectation is that they are likely to strengthen further as rising interest rates continue to pressure home affordability in the U.S.,” stated David Singelyn, American Homes 4 Rent’s Chief Executive Officer. “During the third quarter, we continued to experience record high volumes of prospective tenant traffic per available home that enabled us to drive a 110 basis point year-over-year increase in our Same-Home average occupied days percentage, while achieving strong blended leasing spreads of 4.1%. Looking forward, we believe that we still have significant runway ahead to continue optimizing our operations, while leveraging the scale of our platform to create long-term value for our shareholders.”
Third Quarter 2018 Financial Results
Net income attributable to common shareholders totaled $15.2 million, or $0.05 income per diluted share, for the third quarter of 2018, compared to net income attributable to common shareholders of $1.5 million, or a $0.00 loss per diluted share, for the third quarter of 2017. This increase was primarily attributable to higher revenues resulting from a larger number of leased properties and higher rental rates.

Total revenues increased 13.5% to $280.1 million for the third quarter of 2018 from $246.8 million for the third quarter of 2017. Revenue growth was primarily driven by continued strong acquisition and leasing activity, as our average leased portfolio grew to 47,898 homes for the quarter ended September 30, 2018, compared to 46,058 homes for the quarter ended September 30, 2017, as well as higher rental rates.
Core NOI on our total portfolio increased 11.1% to $146.1 million for the third quarter of 2018, compared to $131.5 million for the third quarter of 2017. This increase was primarily due to growth in rental income resulting from a larger number of leased properties.
Core revenues from Same-Home properties increased 4.4% to $172.0 million for the third quarter of 2018, compared to $164.8 million for the third quarter of 2017. This growth was primarily driven by a 3.4% increase in Average Monthly Realized Rent and an increase in Average Occupied Days Percentage to 95.2% from 94.1%. Core property operating expenses from Same-Home properties increased 5.4% from $59.7 million for the third quarter of 2017 to $63.0 million for the third quarter of 2018, which was primarily attributable to property tax expense timing and higher repairs and maintenance costs, which included $0.3 million of costs to repair damages resulting from Hurricane Florence.
Core NOI from Same-Home properties increased 3.8% to $109.1 million for the third quarter of 2018, compared to $105.1 million for the third quarter of 2017. After capital expenditures, Core NOI from Same-Home properties increased 3.4% to $100.1 million for the third quarter of 2018, compared to $96.8 million for the third quarter of 2017. The increase in Core NOI from Same-Home properties was primarily attributable to an increase in rental revenue driven by higher Average Monthly Realized Rent and Average Occupied Days Percentage during the third quarter of 2018.The resulting increase in Core NOI after Capital Expenditures from Same-Home properties was offset, in part, by higher recurring capital expenditures primarily due to hotter summer temperatures, resulting in higher HVAC costs.
Core Funds from Operations attributable to common share and unit holders ("Core FFO attributable to common share and unit holders") was $94.6 million, or $0.27 per FFO share and unit, for the third quarter of 2018, compared to $79.4 million, or $0.25 per FFO share and unit, for the third quarter of 2017. Adjusted Funds from Operations attributable to common share and unit holders ("Adjusted FFO attributable to common share and unit holders") for the third quarter of 2018 was $79.4 million, or $0.23 per FFO share and unit, compared to $67.1 million, or $0.21 per FFO share and unit, for the third quarter of 2017. This improvement was primarily attributable to increases in rental revenue driven by a larger number of leased properties and higher rental rates.
Year-to-Date 2018 Financial Results
Net income attributable to common shareholders totaled $5.8 million, or $0.02 income per diluted share, for the nine-month period ended September 30, 2018, compared to a net loss attributable to common shareholders of $0.1 million, or a $0.00 loss per diluted share, for the nine-month period ended September 30, 2017. This increase was primarily attributable to higher revenues resulting from a larger number of leased properties and higher rental rates, partially offset by a noncash charge related to the redemption of the Series C participating preferred shares through a conversion into Class A common shares in April 2018.
Total revenues increased 11.8% to $802.5 million for the nine-month period ended September 30, 2018, from $717.6 million for the nine-month period ended September 30, 2017. Revenue growth was primarily driven by continued strong leasing activity, as our average leased portfolio grew to 47,617 homes for the nine months ended September 30, 2018, compared to 45,550 homes for the nine months ended September 30, 2017, as well as higher rental rates.
Core NOI on our total portfolio increased 8.6% to $429.0 million for the nine-month period ended September 30, 2018, compared to $394.9 million for the nine-month period ended September 30, 2017. This increase was primarily due to growth in rental income resulting from a larger number of leased properties.

Core revenues from Same-Home properties increased 3.8% to $512.2 million for the nine-month period ended September 30, 2018, compared to $493.6 million for the nine-month period ended September 30, 2017. This growth was primarily driven by a 3.6% increase in Average Monthly Realized Rent. Core property operating expenses from Same-Home properties increased 6.5% from $173.3 million for the nine-month period ended September 30, 2017, to $184.6 million for the nine-month period ended September 30, 2018, which was primarily attributable to temporarily elevated turnover costs through April 2018, incurred as part of the Company's initiative to strengthen occupancy.
Core NOI from Same-Home properties increased 2.3% to $327.6 million for the nine months ended September 30, 2018, compared to $320.2 million for the nine months ended September 30, 2017. After capital expenditures, Core NOI from Same-Home properties increased 2.2% to $306.5 million for the nine-month period ended September 30, 2018, from $299.9 million for the nine-month period ended September 30, 2017. The increases in Core NOI from Same-Home properties and Core NOI After Capital Expenditures from Same-Home properties were primarily attributable to increases in rental revenue driven by higher rental rates during the nine-month period ended September 30, 2018, offset by higher R&M and turnover costs during the nine-month period ended September 30, 2018.
Core FFO attributable to common share and unit holders was $273.1 million, or $0.78 per FFO share and unit, for the nine-month period ended September 30, 2018, compared to $237.6 million, or $0.76 per FFO share and unit, for the nine-month period ended September 30, 2017. Adjusted FFO attributable to common share and unit holders for the nine-month period ended September 30, 2018, was $236.2 million, or $0.68 per FFO share and unit, compared to $207.2 million, or $0.66 per FFO share and unit, for the same period in 2017.
Portfolio
As of September 30, 2018, the Company had a total leased percentage of 95.2%, compared to 96.3% as of June 30, 2018. The leased percentage on Same-Home properties was 96.2% as of September 30, 2018, compared to 97.1% as of June 30, 2018.
Investments
As of September 30, 2018, the Company’s total portfolio consisted of 52,464 homes, including 2,266 properties to be disposed, compared to 52,049 homes as of June 30, 2018, including 2,209 properties to be disposed, an increase of 415 homes, which included 401 properties acquired through traditional acquisition channels, 168 newly constructed properties delivered through our AMH Development and National Builder Programs and 154 homes sold, rescinded or contributed to an unconsolidated joint venture.
Capital Activities and Balance Sheet
During the third quarter of 2018, the Company issued 4,600,000 6.25% Series H cumulative redeemable perpetual preferred shares in an underwritten public offering, raising gross proceeds of $115.0 million before offering costs of approximately $4.0 million, with a liquidation preference of $25.00 per share.
In August 2018, the Company entered into a $156.3 million joint venture with a leading institutional investor to develop, lease, and operate newly constructed single-family rental homes located in select submarkets in the Southeast. The Company holds a 20% unconsolidated interest in the joint venture and is entitled to its proportionate share of cash flows over the joint venture term of five years, along with opportunity for a promoted interest and fees for services the Company will provide to the joint venture.
As of September 30, 2018, the Company had cash and cash equivalents of $110.1 million and had total outstanding debt of $2.7 billion, excluding unamortized discounts, the value of exchangeable senior notes classified within equity and unamortized deferred financing costs, with a weighted-average interest rate of 4.21% and a weighted-average term to maturity of 14.0 years. The Company had no outstanding borrowings on our $800.0 million revolving credit facility and had $100.0 million of outstanding borrowings on our term loan facility at the end of the quarter.
2018 Outlook

Full Year 2018
Same-Home	Previous Guidance	Current Guidance
Average Occupied Days Percentage	95.0% - 95.5%	94.75% - 95.25%	(1)
Core revenues growth	4.0% - 4.5%	3.75% - 4.25%	(2)
Property tax expense growth	2.75% - 3.75%	2.75% - 3.75%
Average R&M and turnover costs, net, plus Recurring Capital Expenditures per property	$2,050 - $2,150	$2,100 - $2,150
Core property operating expenses growth	5.0% - 6.0%	5.5% - 6.0%

Core NOI margin	64.0% - 65.0%	64.0% - 65.0%
Core NOI After Capital Expenditures growth	3.25% - 3.75%	2.5% - 3.0%	(2)

Property Enhancing Capex	$8 - $12 million	$8 - $12 million

General and administrative expense, excluding noncash share-based compensation	$34.5 - $35.5 million	$34.5 - $35.5 million

Acquisition and development volume	$500 - $600 million	$500 - $600 million

(1)
As previously communicated, we expected the full year Average Occupied Days Percentage to be below the midpoint of previous guidance range due to modest leasing disruption from Hurricane Florence. Additionally, as a result of recent field personnel turnover, we now expect occupancy softness in certain markets in the fourth quarter of 2018 and are therefore revising the guidance range to 94.75% to 95.25%.

(2)	Revised as a result of lowered Average Occupied Days Percentage guidance.
Note: The Company does not provide guidance for the most comparable GAAP financial measures of net income or loss, total revenues and property operating expenses, or a reconciliation of the above-listed forward-looking non-GAAP financial measures to the comparable GAAP financial measures because we are unable to reasonably predict certain items contained in the GAAP measures, including non-recurring and infrequent items that are not indicative of the Company's ongoing operations. Such items include, but are not limited to, net gain or loss on sales and impairment of single-family properties, casualty loss, Non-Same-Home revenues and Non-Same-Home property operating expenses. These items are uncertain, depend on various factors and could have a material impact on our GAAP results for the guidance period.
Additional Information
A copy of the Company’s Third Quarter 2018 Earnings Release and Supplemental Information Package and this press release are available on our website at www.americanhomes4rent.com. This information has also been furnished to the SEC in a current report on Form 8-K.
Conference Call
A conference call is scheduled on Friday, November 2, 2018, at 11:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended September 30, 2018, and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (for U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.americanhomes4rent.com, under “For Investors.” A replay of the conference call may be accessed through Friday, November 16, 2018, by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13683741#, or by using the link at www.americanhomes4rent.com, under “For Investors.”

About American Homes 4 Rent
American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is fast becoming a nationally recognized brand for rental homes, known for high quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, renovating, leasing, and operating attractive, single-family homes as rental properties. As of September 30, 2018, we owned 52,464 single-family properties in selected submarkets in 22 states.
Forward-Looking Statements
This press release contains “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal,” "outlook" or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our belief that we will continue to optimize operations to create long-term shareholder value. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company's management considers these expectations to be reasonable, they are inherently subject to risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and in the Company’s subsequent filings with the SEC.

American Homes 4 Rent
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share data)

	September 30, 2018	December 31, 2017
	(Unaudited)
Assets
Single-family properties:
Land	$1,689,207	$1,665,631
Buildings and improvements	7,385,387	7,303,270
Single-family properties held for sale, net	299,551	35,803
	9,374,145	9,004,704
Less: accumulated depreciation	(1,115,588)	(939,724)
Single-family properties, net	8,258,557	8,064,980
Cash and cash equivalents	110,138	46,156
Restricted cash	156,026	136,667
Rent and other receivables, net	36,078	30,144
Escrow deposits, prepaid expenses and other assets	251,245	171,851
Deferred costs and other intangibles, net	13,437	13,025
Asset-backed securitization certificates	25,666	25,666
Goodwill	120,279	120,279
Total assets	$8,971,426	$8,608,768

Liabilities
Revolving credit facility	$—	$140,000
Term loan facility, net	99,176	198,023
Asset-backed securitizations, net	1,965,417	1,977,308
Unsecured senior notes, net	492,603	—
Exchangeable senior notes, net	114,507	111,697
Secured note payable	—	48,859
Accounts payable and accrued expenses	305,935	222,867
Amounts payable to affiliates	4,784	4,720
Participating preferred shares derivative liability	—	29,470
Total liabilities	2,982,422	2,732,944

Commitments and contingencies

Equity
Shareholders’ equity:
Class A common shares, $0.01 par value per share, 450,000,000 shares authorized, 295,896,219 and 286,114,637 shares issued and outstanding at September 30, 2018, and December 31, 2017, respectively	2,959	2,861
Class B common shares, $0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at September 30, 2018, and December 31, 2017	6	6
Preferred shares, $0.01 par value per share, 100,000,000 shares authorized, 35,350,000 and 38,350,000 shares issued and outstanding at September 30, 2018, and December 31, 2017, respectively	354	384
Additional paid-in capital	5,750,309	5,600,256
Accumulated deficit	(493,995)	(453,953)
Accumulated other comprehensive income	9,026	75
Total shareholders’ equity	5,268,659	5,149,629
Noncontrolling interest	720,345	726,195
Total equity	5,989,004	5,875,824

Total liabilities and equity	$8,971,426	$8,608,768

American Homes 4 Rent
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Rents from single-family properties	$231,324	$207,490	$676,558	$613,245
Fees from single-family properties	2,711	2,843	8,298	8,137
Tenant charge-backs	44,152	36,094	112,876	91,849
Other	1,865	409	4,807	4,367
Total revenues	280,052	246,836	802,539	717,598

Expenses:
Property operating expenses	113,600	97,944	313,430	267,203
Property management expenses	18,865	17,447	56,468	52,367
General and administrative expense	9,265	8,525	28,173	26,746
Interest expense	30,930	26,592	92,209	86,873
Acquisition fees and costs expensed	1,055	1,306	3,687	3,814
Depreciation and amortization	79,940	74,790	237,562	221,459
Hurricane-related charges, net	—	10,136	—	10,136
Other	1,069	1,285	3,520	4,202
Total expenses	254,724	238,025	735,049	672,800

Gain on sale of single-family properties and other, net	4,953	1,895	10,449	6,375
Loss on early extinguishment of debt	—	—	(1,447)	(6,555)
Remeasurement of participating preferred shares	—	8,391	1,212	1,341

Net income	30,281	19,097	77,704	45,959

Noncontrolling interest	2,881	309	845	(22)
Dividends on preferred shares	12,223	17,253	38,804	46,122
Redemption of participating preferred shares	—	—	32,215	—

Net income (loss) attributable to common shareholders	$15,177	$1,535	$5,840	$(141)

Weighted-average shares outstanding:
Basic	296,214,509	266,767,313	292,656,914	256,768,343
Diluted	296,967,649	289,153,060	293,319,245	256,768,343

Net income (loss) attributable to common shareholders per share:
Basic	$0.05	$0.01	$0.02	$—
Diluted	$0.05	$—	$0.02	$—
Non-GAAP Financial Measures
This press release and the Third Quarter 2018 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders ("FFO attributable to common share and unit holders"), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income or loss or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Third Quarter 2018 Earnings Release and Supplemental Information Package.
Funds from Operations attributable to common share and unit holders
The following is a reconciliation of net income or loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders and Adjusted FFO attributable to common share and unit holders for the three and nine months ended September 30, 2018 and 2017 (amounts in thousands, except share data):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss) attributable to common shareholders	$15,177	$1,535	$5,840	$(141)
Adjustments:
Noncontrolling interests in the Operating Partnership	2,881	340	1,104	(30)
Net (gain) on sale / impairment of single-family properties and other	(4,393)	(596)	(7,653)	(2,589)
Depreciation and amortization	79,940	74,790	237,562	221,459
Less: depreciation and amortization of non-real estate assets	(1,845)	(1,753)	(5,462)	(6,050)
FFO attributable to common share and unit holders	$91,760	$74,316	$231,391	$212,649
Adjustments:
Acquisition fees and costs expensed	1,055	1,306	3,687	3,814
Noncash share-based compensation - general and administrative	491	699	1,609	1,917
Noncash share-based compensation - property management	341	417	1,141	1,258
Noncash interest expense related to acquired debt	973	910	2,810	2,624
Hurricane-related charges, net	—	10,136	—	10,136
Loss on early extinguishment of debt	—	—	1,447	6,555
Remeasurement of participating preferred shares	—	(8,391)	(1,212)	(1,341)
Redemption of participating preferred shares	—	—	32,215	—
Core FFO attributable to common share and unit holders	$94,620	$79,393	$273,088	$237,612
Recurring capital expenditures (1)	(11,467)	(10,316)	(27,342)	(25,055)
Leasing costs	(3,722)	(1,960)	(9,556)	(5,361)
Adjusted FFO attributable to common share and unit holders	$79,431	$67,117	$236,190	$207,196

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.26	$0.23	$0.66	$0.68
Core FFO attributable to common share and unit holders	$0.27	$0.25	$0.78	$0.76
Adjusted FFO attributable to common share and unit holders	$0.23	$0.21	$0.68	$0.66

Weighted-average FFO shares and units:
Common shares outstanding	296,214,509	266,767,313	292,656,914	256,768,343
Share-based compensation plan (2)	753,140	736,456	662,331	746,643
Operating partnership units	55,350,153	55,535,824	55,350,153	55,547,386
Total weighted-average FFO shares and units	352,317,802	323,039,593	348,669,398	313,062,372

(1)
As a portion of our homes are recently acquired and / or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual recurring capital expenditures per Same-Home Property by (b) our total number of properties, excluding non-stabilized properties and properties identified as part of our disposition program, comprised of properties classified as held for sale and identified for future sale.

(2)	Reflects the effect of potentially dilutive securities issuable upon the assumed vesting / exercise of restricted stock units and stock options.

FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.
Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition fees and costs expensed incurred with business combinations and the acquisition of individual properties, (2) noncash share-based compensation expense, (3) noncash interest expense related to acquired debt, (4) hurricane-related charges, net, (5) gain or loss on early extinguishment of debt, (6) noncash gain or loss on redemption or conversion of shares or units and (7) noncash fair value adjustments associated with remeasuring our participating preferred shares derivative liability to fair value.
Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) recurring capital expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) actual leasing costs incurred during the period. As a portion of our homes are recently acquired and/or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual recurring capital expenditures per Same-Home Property by (b) our total number of properties, excluding non-stabilized properties and properties identified as part of our disposition program, which is comprised of properties classified as held for sale and properties identified for future sale.
We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many investors and analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders provides useful information to investors because this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation. We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, provide useful information to investors because they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.
FFO, Core FFO and Adjusted FFO attributable to common share and unit holders are not a substitute for net income or loss per share or net cash flow provided by operating activities, as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.
Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as rents and fees from single-family properties, net of bad debt expense, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense, expenses reimbursed by tenant charge-backs and bad debt expense. Our Same-Home portfolio consists of our single-family properties that have been stabilized longer than 90 days prior to the beginning of the earliest period presented, and that have not been classified as held for sale, identified for future sale or taken out of service as a result of a casualty loss.
Core NOI also excludes (1) noncash fair value adjustments associated with remeasuring our participating preferred shares derivative liability to fair value, (2) noncash gain or loss on conversion of shares or units, (3) gain or loss on early extinguishment of debt, (4) hurricane-related charges, net, (5) gain or loss on sales of single-family properties and other, (6) depreciation and amortization, (7) acquisition fees and costs expensed incurred with business combinations and the acquisition of individual properties, (8) noncash share-based compensation expense, (9) interest expense, (10) general and administrative expense, (11) other expenses and (12) other revenues. We believe Core NOI provides useful information to investors about the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs. We further adjust Core NOI for our Same-Home portfolio by subtracting recurring capital expenditures to calculate Same-Home Core NOI

After Capital Expenditures, which we believe provides useful information to investors because it more fully reflects our operating performance after the impact of all property-level expenditures, regardless of whether they are capitalized or expensed.
Core NOI and Same-Home Core NOI After Capital Expenditures should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income or loss or net cash flows from operating activities (as computed in accordance with GAAP).
The following are reconciliations of core revenues, core property operating expenses, Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures to their respective GAAP metrics for the three and nine months ended September 30, 2018 and 2017 (amounts in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Core revenues
Total revenues	$280,052	$246,836	$802,539	$717,598
Tenant charge-backs	(44,152)	(36,094)	(112,876)	(91,849)
Bad debt expense	(2,749)	(2,299)	(6,365)	(5,142)
Other revenues	(1,865)	(409)	(4,807)	(4,367)
Core revenues	$231,286	$208,034	$678,491	$616,240

Core property operating expenses
Property operating expenses	$113,600	$97,944	$313,430	$267,203
Property management expenses	18,865	17,447	56,468	52,367
Noncash share-based compensation - property management	(341)	(417)	(1,141)	(1,258)
Expenses reimbursed by tenant charge-backs	(44,152)	(36,094)	(112,876)	(91,849)
Bad debt expense	(2,749)	(2,299)	(6,365)	(5,142)
Core property operating expenses	$85,223	$76,581	$249,516	$221,321

Core NOI, Same-Home Core NOI and Same-Home Core NOI After Capital Expenditures
Net income	$30,281	$19,097	$77,704	$45,959
Remeasurement of participating preferred shares	—	(8,391)	(1,212)	(1,341)
Loss on early extinguishment of debt	—	—	1,447	6,555
Hurricane-related charges, net	—	10,136	—	10,136
Gain on sale of single-family properties and other, net	(4,953)	(1,895)	(10,449)	(6,375)
Depreciation and amortization	79,940	74,790	237,562	221,459
Acquisition fees and costs expensed	1,055	1,306	3,687	3,814
Noncash share-based compensation - property management	341	417	1,141	1,258
Interest expense	30,930	26,592	92,209	86,873
General and administrative expense	9,265	8,525	28,173	26,746
Other expenses	1,069	1,285	3,520	4,202
Other revenues	(1,865)	(409)	(4,807)	(4,367)
Core NOI	146,063	131,453	428,975	394,919
Less: Non-Same-Home Core NOI	37,008	26,364	101,369	74,684
Same-Home Core NOI	109,055	105,089	327,606	320,235
Less: Same-Home recurring capital expenditures	8,942	8,258	21,090	20,350
Same-Home Core NOI After Capital Expenditures	$100,113	$96,831	$306,516	$299,885
Contact:
American Homes 4 Rent
Investor Relations
Phone: (855) 794-2447
Email: investors@ah4r.com